Exhibit 99.1

Emerald Expositions Announces Leadership Transition

SAN JUAN CAPISTRANO, Calif.– December 9, 2019 — Emerald Expositions Events, Inc. (NYSE:EEX) (“Emerald” or the “Company”) today announced that Sally Shankland has made the decision, for personal health reasons, to step down from her position as President and Chief Executive Officer at the end of the year and will transition to the new role of Executive Director and Senior Advisor.  Ms. Shankland will remain on the Company’s board of directors. Brian Field, Emerald’s Chief Operating Officer, will serve as the Company’s Interim President and CEO, effective January 1, 2020, and will continue in this role while a search is conducted for a permanent replacement for Ms. Shankland.

Ms. Shankland joined Emerald in June 2019 and, since then, has set out, and begun implementing, an aggressive plan designed to strengthen the Company and return it to long-term, sustainable growth, but will step down for health reasons previously disclosed in October 2019. She will remain involved in the operation of the business and will provide strategic guidance and support to the Interim CEO and the senior management team in her new role.

Kosty Gilis, Chairman of the Board, commented, “On behalf of the entire Board, and personally, I would like to thank Sally for the hugely positive impact she has had on Emerald since she joined us first as a board member, and then as President and CEO, including her efforts in attracting a world class leadership team, including Brian, to the Company to implement her vision. We look forward to her continued involvement in the business and wish her every success in improving her health.”

Mr. Gilis continued, “Brian joined Emerald as COO in June of this year and has been responsible for jointly developing and implementing Sally’s strategic plan designed to improve customer satisfaction, enhance Emerald’s operating efficiency, identify and pursue ancillary revenue opportunities and, ultimately, return the Company to sustainable organic growth. The Board has been impressed with the quick implementation of Sally’s strategic initiatives and the execution delivered by Brian and his team.”

Prior to joining Emerald, Mr. Field was COO of UBM Americas, delivering events and marketing services in the technology, fashion, licensing, advanced manufacturing, construction, healthcare, and pharmaceutical industries. Prior to that role, Mr. Field held senior positions at UBM Medica, a leading healthcare media, publishing and education company, overseeing operations, finance, marketing, product, technology and sales efforts for the business’ print and digital products and events.

About Emerald Expositions
Emerald is a leading operator of business-to-business trade shows in the United States. We currently operate more than 55 trade shows, as well as numerous other face-to-face events. In 2018, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied more than 7.0 million net square feet of exhibition space.